                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:   Snyder STRYPES Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

   c/o  Puglisi & Associates
        850 Library Avenue
        Suite 204
        Newark, Delaware  19715

Telephone Number (including area code):  (302) 738-6680

Name and Address of Agent for Service of Process:

        RL&F Service Corp.
        One Rodney Square
        10th Floor
        Tenth and King Streets
        Wilmington, Delaware  19801

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES [X]                                         NO [_]

                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 15th day of August, 1997.


                                        SNYDER STRYPES TRUST



                                        By:/s/ Donald J. Puglisi
                                           ----------------------------
                                           Donald J. Puglisi


                                        By:/s/ William R. Latham III
                                           ----------------------------
                                           William R. Latham III



                                        By:/s/ James B. O'Neill
                                           ----------------------------
                                           James B. O'Neill


                                       2